EXHIBIT 21
              BAIRNCO CORPORATION AND SUBSIDIARIES

                   Subsidiaries of Registrant
                      as of March 19, 1999


                                Percentage    State/Country of
                                Ownership       Incorporation


Arlon, Inc.                        100%           Delaware
Kasco Corporation                  100%           Delaware
Bairnco Foreign Sales Corporation  100%           Barbados
Bertram & Graf Gmbh (1)            100%           Germany
Invabond Ltd. (1)                  100%           Ireland
Atlantic Service Co. Ltd. (1)      100%           Canada
Atlantic Service Co. (UK) Ltd. (1)  98.9%         United Kingdom
EuroKasco S.A. (1)                 100%           France





(1) Indirect wholly-owned subsidiary of Bairnco Corporation.